Exhibit 13

F I N A N C I A L   S T A T E M E N T S   A N D

S U P P L E M E N T A L   S C H E D U L E

U.S. Bank 401(k) Savings Plan

Years Ended December 31, 2015 and 2014

With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2015 and 2014

Report of Independent Registered Public Accounting Firm

The Benefits Administration Committee

U.S. Bancorp

Participants of U.S. Bank 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the U.S. Bank 401(k) Savings Plan at December 31, 2015 and 2014, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2015, has been subjected to audit procedures performed in conjunction with the audit of U.S. Bank 401(k) Savings Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Minneapolis, Minnesota	/s/ Ernst & Young LLP

June 24, 2016

U.S. Bank 401(k) Savings Plan

Statement of Net Assets Available for Benefits

	December 31,
	2015	2014
Assets
Investments at fair value	$4,662,852,372	$4,676,443,618
Investments at contract value	350,198,742	343,305,520

Total investments	5,013,051,114	5,019,749,138
Accrued income	7,217,147	7,412,887
Employer contribution receivable	130,147,512	122,676,096
Receivable for securities sold but not yet settled	864,673	1,145,901
Notes receivable from participants	118,913,144	113,339,935

Total assets	5,270,193,590	5,264,323,957

Liabilities
Accrued expenses	756,926	701,774
Payable for securities purchased but not yet settled	808,789	652,400

Total liabilities	1,565,715	1,354,174

Net assets available for benefits	$5,268,627,875	$5,262,969,783

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Statement of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2015	2014
Additions
Investment income:
Net appreciation in fair value of investments	$—	$329,427,363
Interest and dividend income	70,140,738	61,405,801

	70,140,738	390,833,164
Interest income on notes receivable from participants	4,990,459	4,622,094

Contributions:
Participants	299,582,357	279,462,376
Employer	130,147,512	122,675,804

	429,729,869	402,138,180

Total additions	504,861,066	797,593,438

Deductions
Net depreciation in fair value of investments	114,563,815	—
Benefits paid to participants and transfers out	377,993,327	404,738,021
Administrative expenses	6,645,832	6,335,971

Total deductions	499,202,974	411,073,992

Net increase	5,658,092	386,519,446

Net assets available for benefits at beginning of year	5,262,969,783	4,876,450,337

Net assets available for benefits at end of year	$5,268,627,875	$5,262,969,783

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements

December 31, 2015

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the “SPD”) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program website at www.yourbenefitsresources.com/usbank.

Administration and Participation

The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (the “Company”, the “Plan Sponsor”, and the “Plan Administrator”) and its subsidiaries. Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a before-tax salary deferral of 2 percent of eligible compensation, unless the employee elects otherwise.

Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100 percent vested in their entire account balance.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (the “Code”).

The Plan is administered by the Company’s Benefits Administration and Investment Committees.

Contributions

The Plan permits before-tax and after-tax (“Roth”) elective contributions up to a combined maximum of 75 percent of a participant’s eligible compensation, up to the Internal Revenue Service (“IRS”) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make before-tax and Roth catch-up contributions up to the IRS catch-up limit. All participant contributions were deposited into the Plan semi-monthly in 2014 and bi-weekly in 2015.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

The Company makes a matching contribution equal to 100 percent of each participant’s contribution up to 4 percent of the participants’ annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has worked at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in eligible participants’ accounts based on their future contribution investment elections. Participants can subsequently change how their matching contributions are invested at any time. The employer contribution receivable represents the Company’s matching contribution for 2015, which was deposited in the Plan in January 2016.

Benefits Paid to Participants

The forms of distribution offered by the Plan are a partial or total lump sum payment.

Participant Loans

The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50 percent of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. The loans bear interest at 1 percent above the prime interest rate at the date of issuance as determined monthly by the Plan Administrator. Principal and interest is paid ratably through semi-monthly payroll deductions in 2014 and bi-weekly payroll deductions in 2015. If a participant terminates employment with the Company, the loan is due within 90 days of the date of termination. If the loan is not repaid by the last day of the quarter following the quarter in which it was due, it will be treated as a distribution to the participant. However, a participant may elect to continue to make loan payments on a monthly basis after their employment terminates to avoid having their loan treated as a distribution.

Plan Investments

The Plan includes an employee stock ownership plan (“ESOP”) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualifying employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, at their election.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Termination

Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.

2. Significant Accounting Policies

Accounting Method

The financial statements of the Plan are prepared using the accrual method of accounting under U.S. generally accepted accounting principles.

Investment Valuation and Income Recognition

Investments held by a defined contribution retirement plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. For the portion of the net assets available for benefits attributable to fully benefit-responsive investment contracts, contract value is the relevant measure because it is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan. See Note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the statement of net assets available for benefits. Dividends are recorded on the ex-dividend date.

Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statement of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statement of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments.

Notes Receivable From Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are paid by participants who borrow from their accounts. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced, and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2015 or 2014.

Administrative Expenses

Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and are recorded as administrative expenses as incurred.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

New Accounting Pronouncements

Effective January 1, 2015, the Plan early adopted accounting guidance, issued by the Financial Accounting Standards Board (“FASB”) in May 2015, which exempts investments measured using the net asset value (“NAV”) practical expedient from categorization within the fair value hierarchy. The guidance was retrospectively applied to all periods presented in the financial statements.

Effective January 1, 2015, the Plan early adopted accounting guidance, issued by the FASB in July 2015, which simplifies employee benefit plan reporting with respect to fully benefit-responsive investment contracts and plan investment disclosures. The guidance eliminates the requirement to measure and report the fair value of fully benefit-responsive investment contracts, with contract value being the only required measure. The guidance also eliminates the requirements to disclose individual investments that represent 5 percent or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type. It also simplifies the level of disaggregation of investments that are measured using fair value. Plans will continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. The guidance was retrospectively applied to all periods presented in the financial statements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund

The Plan offers a stable value investment option, the U.S. Bank Stable Value Fund (the “Fund”). The Fund invests in fully-benefit responsive investment contracts, including synthetic guaranteed investment contracts (“GIC”) and a separate account GIC issued by insurance companies which consists of insurance and wrapper contracts, and short-term investments. These investments are reported at contract value. The following table disaggregates contract value between the types of investment contracts held by the Plan:

	December 31,
	2015	2014
Synthetic guaranteed investment contracts	$265,853,451	$261,026,502
Separate account guaranteed investment contract	84,345,291	82,279,018

Total	$350,198,742	$343,305,520

The synthetic GICs consist of two parts: an underlying investment owned directly by the Plan and a wrapper contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contract amortizes realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

The separate account GIC is an investment in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC return.

The Plan’s ability to receive amounts due in accordance with the fully benefit-responsive investment contracts is dependent on the third-party issuers’ ability to meet its financial obligations. The issuers’ ability to meet its contractual obligations may be affected by future economic and regulatory developments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

Certain events may limit the ability of the Plan to transact at contract value with the contract issuer. Such events include:

•	Premature termination of the contracts by the Plan

•	Material amendments to the Plan’s documents or administration

•	Changes to the Plan’s competing investment options, including the elimination of equity wash provisions

•	Complete or partial termination of the Plan, including merger with another plan

•	The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA

•	Bankruptcy of the Plan Sponsor or other Plan Sponsor event that causes a significant withdrawal from the Plan

•	Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan

•	The delivery of any communication to the Plan’s participants designed to influence a participant not to invest in the investment option

At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.

In addition, certain events allow the issuers to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•	An uncured violation of the Plan’s investment guidelines

•	A breach of material obligation under the contract

•	A material misrepresentation

•	A material amendment to the agreements without the consent of the issuer

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Stable Value Fund (continued)

The Fund owns units of the Wells Fargo/BlackRock Short-Term Investment Fund S and Wells Fargo Stable Return Fund W, both of which serve as the Fund’s short-term liquidity vehicle.

4. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset or liability and the risk of nonperformance.

The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

•	Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds and corporate stocks.

•	Level 2 – Observable inputs other than Level 1 prices, such as quoted market prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. Level 2 includes a life insurance policy.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2015 or 2014.

If the Plan were to change its valuation inputs for measuring financial assets at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets to another level in the hierarchy based on the new inputs used. The Plan would recognize these transfers at the end of the reporting period in which the transfers occurred. During the years ended December 31, 2015 and 2014, there were no transfers of financial assets between the hierarchy levels.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following section is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value. During 2015 and 2014, there were no changes to the valuation techniques used by the Plan to measure fair value. There were no unfunded commitments related to these investments for the years ended December 31, 2015 and 2014.

Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Corporate stocks: Valued at the last reported sales price of the year in the national security exchange in which the individual securities are traded.

Life insurance policy: Valued at cash surrender value per insurance company at year-end.

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement in its entirety.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Level 2	Total
2015
Mutual funds	$1,717,958,882	$—	$1,717,958,882
Corporate stocks	1,210,849,087	—	1,210,849,087
Life insurance policy	—	12,314	12,314

	$2,928,807,969	$12,314	2,928,820,283
Plan investment assets not classified in fair value hierarchy(a):
Collective investment funds(b)			1,686,933,351
103-12 investment entity(c)			47,098,738

Total plan investment assets at fair value			$4,662,852,372

	Level 1	Level 2	Total
2014
Mutual funds	$1,261,335,064	$—	$1,261,335,064
Corporate stocks	1,365,206,029	—	1,365,206,029
Life insurance policy	—	11,870	11,870

	$2,626,541,093	$11,870	2,626,552,963
Plan investment assets not classified in fair value hierarchy(a):
Collective investment funds(b)			2,006,055,050
103-12 investment entity(c)			43,835,605

Total plan investment assets at fair value			$4,676,443,618

(a)	These investments are valued based on net asset value per unit, as provided by the trustee of the fund as a practical expedient, and have not been classified in the fair value hierarchy. The fair value amounts are provided to reconcile to the statement of net assets available for benefits.

(b)	There are currently no redemption restrictions on these investments, except for two of the investments. One investment currently has no significant redemption restrictions and the other investment requires the Plan to provide a 12-month redemption notice to liquidate its entire interest in the fund.

(c)	There are currently no redemption restrictions on this investment.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

5. Transactions With Parties in Interest

The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the “Trustee”). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions are not considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

The Plan invests in the common stock of the Company. At December 31, 2015 and 2014, the Plan held 28,299,845 and 30,256,225 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2015 and 2014, the Plan recorded dividend income from U.S. Bancorp common stock of $29,319,144 and $30,388,046, respectively.

The Plan also invests in a money market mutual fund of First American Funds, Inc., which is managed by the Company.

6. Tax Status

The Plan received a determination letter from the IRS dated in 2013, stating it is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Sponsor has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken by the Plan. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Sponsor believes it is no longer subject to income tax examinations for years prior to 2012.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan

EIN #41-0255900             Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2015

Identity of Issuer, Borrower, Lessor or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value

Mutual funds
Cramer Rosenthal McGlynn, LLC	6,102,517	shares of Small/Mid Cap Value Fund	$75,183,012
Dodge & Cox	1,112,112	shares of International Stock Fund	40,569,849
First American Funds, Inc(1)	6,641,068	shares of Prime Obligations Fund	6,641,068
Metropolitan West Asset Management, LLC	19,274,368	shares of Total Return Bond Fund	192,743,678
Vanguard	9,586,377	shares of Developed Markets Index Fund	177,252,115
Vanguard	1,360,722	shares of Extended Market Index Fund	213,483,729
Vanguard	4,848,823	shares of Institutional Index Fund	904,935,795
Vanguard	10,070,455	shares of Total Bond Market Index Fund	107,149,636

Total mutual funds			1,717,958,882

Corporate stock
Piper Jaffray Companies	81,552	shares of common stock	3,294,701
U.S. Bancorp(1)	28,299,845	shares of common stock	1,207,554,386

Total corporate stock			1,210,849,087

Collective investment funds
American Century Investments	3,189,299	units of Non U.S. Growth Equity Fund	44,618,294
The Boston Co Asset Management, LLC	5,072,236	units of EB US Small-Mid Cap Value Equity Fund	79,836,996
Principal Global Investors	412,745	units of Small Mid Cap Growth Equity Fund	73,975,949
Vanguard	345,622	units of Target Retirement 2010 Trust Plus	13,406,687
Vanguard	2,233,029	units of Target Retirement 2015 Trust Plus	91,040,610
Vanguard	5,322,267	units of Target Retirement 2020 Trust Plus	225,025,437
Vanguard	5,645,244	units of Target Retirement 2025 Trust Plus	244,721,314
Vanguard	4,555,034	units of Target Retirement 2030 Trust Plus	202,471,273
Vanguard	3,821,464	units of Target Retirement 2035 Trust Plus	173,914,821
Vanguard	3,073,400	units of Target Retirement 2040 Trust Plus	141,560,814
Vanguard	2,722,437	units of Target Retirement 2045 Trust Plus	125,395,452
Vanguard	1,702,655	units of Target Retirement 2050 Trust Plus	78,441,317
Vanguard	684,128	units of Target Retirement 2055 Trust Plus	31,469,898
Vanguard	390,929	units of Target Retirement 2060 Trust Plus	10,820,906
Vanguard	431,335	units of Target Retirement Income Trust Plus	15,937,837
Wells Fargo Bank, N.A./BlackRock	7,259,317	units of Short-Term Investment Fund S(2)	7,259,317
Wells Fargo Bank, N.A.	911,082	units of Stable Return Fund W(2)	47,887,932
William Blair & Company, LLC	4,971,639	units of Small Cap Growth Fund	79,148,497

Total collective investment funds			1,686,933,351

103-12 investment entity
Vontobel Asset Management, Inc	4,186,554	units of International Equity Fund	47,098,738

Synthetic GICs
Wells Fargo Bank, N.A.	13,151,644	units of Fixed Income Fund F(2)	179,491,002
Wells Fargo Bank, N.A.	7,151,048	units of Fixed Income Fund L(2)	86,498,364
American General Life Insurance Company		Wrapper contract number 1650008, 1.73%(2)	131,198
Prudential Life Insurance Company		Wrapper contract number GA-62309, 1.78%(2)	198,122
Voya Retirement Insurance and Annuity Co		Wrapper contract number 60305, 2.35%(2)	(465,235)

			265,853,451

U.S. Bank 401(k) Savings Plan

EIN #41-0255900             Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer, Borrower, Lessor or Similar Party	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value		Current Value

Separate account GIC
Metropolitan Life Insurance Company	694,005	units of MetLife Separate Account #613(2)	84,345,291

Life insurance policy
New England Mutual Life Insurance Co	1	policy	12,314

Total Investments			5,013,051,114

Participant loans (1)		Principal loan amount, interest rates ranging from 4.25% to 10.50% with varied maturities from January 15, 2016 to January 27, 2030	118,913,144

Total Assets			$5,131,964,258

(1)	Denotes party in interest to the Plan.
(2)	Investment held by the U.S. Bank Stable Value Fund.